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                                                                       EXHIBIT 2

                              AMENDMENT NUMBER 1

                                      to


                            PLAN OF REORGANIZATION

                                      AND

                    AGREEMENT FOR THE EXCHANGE OF STOCK OF
              CALCOMP INC. FOR STOCK OF SUMMAGRAPHICS CORPORATION

                                 BY AND AMONG

                         LOCKHEED MARTIN CORPORATION,
                            A MARYLAND CORPORATION,

                                 CALCOMP INC.,
                           A CALIFORNIA CORPORATION

                                      AND

                          SUMMAGRAPHICS CORPORATION,
                            A DELAWARE CORPORATION

                          DATED AS OF MARCH 19, 1995


                          dated as of April 30, 1996
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                               TABLE OF CONTENTS

1.   Definitions of Terms....................................................  1

2.   Material Adverse Effect.................................................  1

3.   Backlog.................................................................  1

4.   Rescission of Backlog and Material Adverse
     Effect Conditions to Closing............................................  1

5.   MAE Variance............................................................  2

6.   Backlog Variance........................................................  2

7.   Modified Effect of a Change in Backlog or a Material Adverse Effect by
     Summagraphics...........................................................  2

8.   Number of Additional Shares of Stock....................................  2

9.   Additional Obligations of Summagraphics.................................  2
     A.   WARN Notice........................................................  2
     B.   Summagraphics Personnel............................................  2
     C.   Transition Planning Access.........................................  3
     D.   Summachrome Purchase Orders........................................  3
     E.   Summajet Purchase Orders...........................................  3
     F.   Large Format Digitizer Purchase Orders.............................  3
     G.   Temporary Employees................................................  3
     H.   Purchase Order Cancellation........................................  3
     I.   CO-OP Advertising..................................................  3

10.  Name Change.............................................................  3

11.  Corresponding Changes to Other Agreements...............................  3

12.  All Other Terms Remain in Effect........................................  4
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                              AMENDMENT NUMBER 1
                                      to
                 Plan of Reorganization and Agreement for the
                Exchange of Stock of CalComp Inc. for Stock of
             Summagraphics Corporation, dated as of March 19, 1996

          This Amendment is made and entered into as of April 30, 1996 by and between Lockheed Martin Corporation, a Maryland corporation; CalComp Inc., a California corporation; and Summagraphics Corporation, a Delaware corporation.

                                 RECITALS

          WHEREAS, Lockheed Martin, CalComp and Summagraphics recognize that ongoing operations of Summagraphics require modifications to the Plan of Reorganization entered into by the parties as of March 19, 1996; and

          WHEREAS, all parties agree to make and accept the following negotiated changes to the Plan of Reorganization and related Exhibits and documents;

          AND WHEREAS, this Amendment cancels and supersedes any prior Amendment covering the same subject matter hereof;

          NOW, THEREFORE, the parties hereby agree as follows:

                                 AGREEMENT

1. Definitions of Terms. Capitalized terms shall have the same meaning as defined in the Plan of Reorganization and Agreement for the Exchange of Stock of CalComp Inc. for Stock of Summagraphics Corporation by and among the parties hereto dated as of March 19, 1996 (the "Plan of Reorganization").

2. Material Adverse Effect. The definition of Material Adverse Effect, as defined in Paragraph 1.9(b) of the Plan of Reorganization, is amended by deleting the words "$2,000,000 for Summagraphics" in line 6 and replacing them with the words "$3,400,000 for Summagraphics".

3. Backlog. Committed Backlog, as used in this Amendment, shall mean the Summagraphics Backlog (as defined in Paragraph 3.1(bb) of the Plan of Reorganization) of $2,750,000, but the words "May 31, 1996" shall be deleted and replaced with the words "the Closing Date."

4. Rescission of Backlog and Material Adverse Effect Conditions to Closing. The parties hereby agree to delete Paragraphs 7.2 and 7.11 to the extent that Summagraphics (i) failure to achieve a Material Adverse Effect less than the amount specified in Paragraph 2 above,

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or (ii) having an actual backlog as of the Closing Date less than the amount specified in Paragraph 3, above, would otherwise constitute a Failure of a Condition Precedent to Closing.

5. MAE Variance. The "MAE Variance" will be the amount by which the actual Material Adverse Effect, as of the Closing, is different from the amount specified in Paragraph 2. A positive variance is considered to be a variance in favor of the Purchaser. For example, if the actual Material Adverse Effect is $3,800,000 and the amount in paragraph 2 is $3,400,000, the MAE Variance is - $400,000. If the actual Material Adverse Effect as of the Closing is $2,500,000, the MAE Variance would be +$900,000.

6. Backlog Variance. The Backlog Variance will be the amount by which the actual Backlog as of the Closing is different from the amount specified in Paragraph 3. A positive variance is considered to be a variance in favor of the Purchaser. For example, if the actual Backlog as of the Closing is $3,500,000 and the Backlog Committed is $2,750,000, the Backlog Variance would be +$750,000. If the actual Backlog as of the Closing is $2,000,000, the Backlog Variance would be -$750,000.

7. Modified Effect of a Change in Backlog or a Material Adverse Effect by Summagraphics. The parties agree that if the sum of the Backlog Variance and the MAE Variance is less than 50, any negative amount will result in Summagraphics issuing additional stock above and beyond any stock issuance otherwise provided for in the Plan of Reorganization.

8. Number of Additional Shares of Stock. Summagraphics will issue such number of additional shares as is indicated by dividing the sum of the MAE Variance and Backlog Variance, if negative, by the average closing prices, as reported in the Wall Street Journal, -- NASDAQ National Market Issues, for the five days preceding Closing, as specified in Paragraph 1.3 of the Plan of Reorganization. The number of shares to be issued (to the nearest whole share) times the share price above must equal the negative variance (if any), but in the event the sum of the MAE and Backlog Variances is positive, the number of shares will not be adjusted.

9.   Additional Obligations of Summagraphics.

     A. WARN notice. Summagraphics will give a WARN Notice to all necessary recipients when directed by CalComp, but not sooner than May 1, 1996. At the time of the WARN Notice, Summagraphics employees so notified shall receive written notification of their full entitlement, including severance.

     B. Summagraphics Personnel. Following the giving of the WARN Notice (unless earlier agreed to by Summagraphics), Summagraphics will permit reasonable CalComp access to Summagraphics employees for the purpose of interviewing possible future employees and to make offers to selected employees. Such requests will follow a reasonable Summagraphics protocol.

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     C.  Transition Planning Access.  Summagraphics agrees to cooperate with
     CalComp as reasonably necessary to support the transition planning actions by CalComp relating to employees, customers, suppliers, lending institutions, landlords, and others.

     D. Summachrome Purchase Orders. Summagraphics will refrain from issuing any Purchase Orders effective with the date of this Amendment for support of Summachrome production except as may be specifically agreed to in writing by CalComp. This provision is not intended to restrict the production or sale of such units prior to the Closing.

     E. Summajet Purchase Orders. Summagraphics will refrain from issuing any Purchase Orders effective with the date of this Amendment for support of Summajet production except as may be specifically agreed in writing by CalComp. This provision is not intended to restrict the production or sale of such units prior to the Closing.

     F. Large Format Digitizer Purchase Orders. Summagraphics will refrain from issuing any Purchase Orders for production after August 31, 1996 for purchase of Large Format Digitizers except as may be specifically agreed to in writing by CalComp. This provision is not intended to restrict the production or sale of such units prior to the Closing.

     G. Temporary Employees. Summagraphics will eliminate, to the greatest extent reasonably possible, the use of temporary employees.

     H. Purchase Order Cancellation. Summagraphics will negotiate the cancellation of Purchase Orders for Summajet, Summachrome and Large Format Digitizers to result in a net savings as great as possible. This provision is not intended to restrict the production or sale of such units prior to the Closing.

     I. CO-OP Advertising. Summagraphics will eliminate, to the greatest extent possible, all Co-operative Advertising expenses related to the Summajet and Summachrome Product Lines. This provision is not intended to restrict the production or sale of such units prior to the Closing.

10. Name Change. Effective as of the Closing, the name of Summagraphics Corporation will be changed to "CalComp Technology, Inc." and the name of CalComp Inc. will not be changed.

11. Corresponding Changes to Other Agreements. By this Amendment, the parties hereby declare that all terms and conditions in the Plan of Reorganization, the Exhibits, or any other agreement between the parties relating to matters covered by this Amendment are deemed amended as necessary to conform to the provisions of this Amendment.

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12.  All Other Terms Remain in Effect.  Except as expressly provided herein, all other terms and conditions in the Plan of Reorganization, its Exhibits, and all other agreements between the parties remain unchanged and in effect.

     IN WITNESS WHEREOF, Lockheed Martin, CalComp and Summagraphics have caused this Agreement to be duly executed by their respective chairman of presidents and their respective seals to be hereunto affixed and attested by their respective secretaries thereunto duly authorized as of the date first written above.

                                 LOCKHEED MARTIN CORPORATION


                                 By:    /s/ Peter B. Teets
                                    ------------------------------
                                    Peter B. Teets
                                    President - Lockheed
                                      Martin Information &
                                      Technology Services Sector

                                 CALCOMP


                                 By:    /s/ Gary Long
                                    ------------------------------
                                    Gary Long
                                    President

                                 SUMMAGRAPHICS CORPORATION


                                 By:    /s/ Michael S. Bennett
                                    ------------------------------
                                    Michael S. Bennett
                                    President and Chief Executive Officer


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